Exhibit 99.1

ZS Pharma Reports Third Quarter 2014 Financial Results and Provides

ZS-9 Program Update

Coppell, Texas – November 10, 2014 – ZS Pharma, Inc. (Nasdaq: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today reported financial results for the third quarter ended September 30, 2014 and provided a program update on ZS-9 (sodium zirconium cyclosilicate), the Company’s investigational treatment for hyperkalemia.

“During the quarter, we continued to make progress on our clinical development goals, highlighted by the positive top-line results from HARMONIZE, our second Phase 3 trial of ZS-9,” said Robert Alexander, Ph.D., chief executive officer of ZS Pharma. “We were pleased with ZS-9’s ability to lower and maintain normal potassium levels and we look forward to presenting the full results at AHA on November 17th.”

Third Quarter 2014 Financial Highlights

•	As of September 30, 2014, cash and cash equivalents were $121.5 million compared with $9.2 million at December 31, 2013.

•	Research and development expenses were $10.9 million for the third quarter of 2014, and $26.2 million for the nine months ended September 30, 2014, compared with $7.1 million and $17.9 million for the comparable periods in 2013. The increase in research and development expenses was primarily due to increased personnel costs and cost associated with the enrollment and completion of ZS004 (HARMONIZE), the initiation of ZS004E (HARMONIZE Extension study), the increased rate of enrollment in ZS005 (long-term safety study) during the quarter and costs related to the continuing manufacturing scale-up of ZS-9.

•	General and administrative expenses were $5.7 million for the third quarter of 2014 and $14.3 million for the nine months ended September 2014, compared with $2.2 million and $3.9 million for the comparable periods in 2013. The increase in general and administrative expenses was primarily due to an increase in compensation, professional fees and other expenses to support ZS Pharma’s expanding operations, including increased spend in medical affairs and medical education programs; and the increased complexities of operating as a public company.

•	Net loss was $16.9 million for the third quarter of 2014 and $43.7 million for the nine months ended September 30, 2014, compared with $9.4 million and $21.9 million for the comparable periods in 2013.

•	ZS Pharma had approximately 20.8 million shares outstanding as of September 30, 2014.

Third Quarter 2014 ZS-9 Program and Corporate Highlights

•	Completed enrollment in, and announced positive top-line results from HARMONIZE (ZS004), the Company’s second Phase 3 trial of ZS-9. Preliminary analyses showed that all three doses (5g, 10g, and 15g) of once daily ZS-9 met the primary endpoint, demonstrating that ZS-9 prevented recurrence of hyperkalemia when compared with placebo over a 28-day treatment period and that safety & tolerability were generally consistent with previous studies.

•	Initiated ZS004E, an extension study that will generate longer-term open-label safety and tolerability data (up to 12 months) in patients who participated in HARMONIZE. The Company currently has ZS-9 treatment data for over 6 months.

•	Presented results at the Heart Failure Society of America Meeting of a secondary analysis of ZS003, the Company’s first Phase 3 trial of ZS-9. The analysis showed that once daily dosing of ZS-9 prevented the recurrence of hyperkalemia in patients with heart failure taking a stable dose of renin angiotensin aldosterone system (RAAS) inhibitor therapy.

•	Presented results at the European Society of Cardiology Meeting from a pre-specified subset analysis of data from ZS003 that showed that ZS-9 facilitated the use of renin angiotensin aldosterone system (RAAS) inhibitor therapy in heart failure patients.

Upcoming Milestones

•	Present results from additional analyses from ZS003, a Phase 3 trial of ZS-9, at the American Society of Nephrology Annual Meeting taking place November 11 to 16, 2014.

•	Present detailed results from, HARMONIZE (ZS004), the second Phase 3 trial of ZS-9, at the American Heart Association (AHA) Scientific Meeting on Monday, November 17, 2014.

About ZS Pharma ZS Pharma is a publicly-traded, specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9 (sodium zirconium cyclosilicate), is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward- looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission November 10, 2014 and its other reports, which are available from the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

ZS Pharma Contacts

Adam Tomasi (Investors)	Denise Powell (Media)
ZS Pharma	Red House Consulting
650.458.4100	510.703.9491
atomasi@zspharma.com	denise@redhousecomms.com

Source: ZS Pharma

ZS Pharma, Inc.

Condensed Statements of Operations

(Unaudited)

(In Thousands, Except for Share and per Share Amounts)

	Three Months Ended September 30 2014	Three Months Ended September 30 2013	Nine Months Ended September 30 2014	Nine Months Ended September 30 2013
Costs and expenses:
Research and development	$10,923	$7,138	$26,158	$17,882
General and administrative	5,699	2,224	14,270	3,911

	16,622	9,362	40,428	21,793

Loss from operations	(16,622)	(9,362)	(40,428)	(21,793)
Other (income) expense:
Interest/other income	(31)	(5)	(50)	(25)
Interest expense	272	3	280	12
Expense to mark warrants to market	—	32	3,071	153

Net loss	(16,863)	(9,392)	(43,729)	(21,933)
Preferred stock accretion	—	(173)	(310)	(515)

Net loss attributable to common shareholders	$(16,863)	$(9,565)	$(44,039)	$(22,448)

Net loss per share attributable to common shareholders, basic and diluted	$(0.81)	$(6.14)	$(5.05)	$(14.41)

Weighted-average common shares used to compute net loss per share attributable to common shareholders, basic and diluted	20,818,794	1,557,643	8,713,664	1,557,643

ZS Pharma, Inc.

Condensed Balance Sheet Data

(In Thousands)

	September 30 2014	December 31 2013
Cash and cash equivalents	$121,534	$9,170
Working capital	$113,314	$4,721
Total assets	$133,990	$14,046
Accumulated deficit	$(93,963)	$(50,234)
Total shareholders’ equity (deficit)	$114,625	$(45,182)

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